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                                                                    EXHIBIT 99.1


                                  NEWS RELEASE


[U.S. VISION LOGO]

                                                  For:  U.S. Vision, Inc.
                                              Contact:  William A. Schwartz, Jr.
                                                        Chief Executive Officer
                                                               (856) 228-1000

                              FOR IMMEDIATE RELEASE


    NORCROSS ROBERTS GROUP TERMINATES MERGER AGREEMENT TO ACQUIRE U.S. VISION

Glendora, New Jersey, November 26, 2001-- U.S. Vision, Inc. (Nasdaq: USVI) today announced that it has received a merger termination notice from NOROB, Inc., the acquisition company formed by a group of shareholders led by George E. Norcross, III, Joseph J. Roberts, Jr., and Philip A. Norcross ("Norcross Roberts Group"). The Norcross Roberts Group is the beneficial owner of approximately 25% of U.S. Vision's common stock. The notice advises U.S. Vision that NOROB has elected to terminate the previously announced merger agreement pursuant to which it would have acquired U.S. Vision at a price of $4.25 per share. NOROB indicated that it based its termination of the merger on the decline in U.S. Vision's retail operations and prospects.

William A. Schwartz, Jr., the President of U.S. Vision, said "We are disappointed with the decision of NOROB to terminate the merger agreement and, while we acknowledge the difficulties in this retailing environment following the September 11 terrorist attacks, we expect the Company to gradually return to pre-September 11 sales levels. We are confident that U.S. Vision will work through these challenges and ultimately achieve significant improvements in its financial performance and operations."

The Company's fiscal third quarter ended on October 31, 2001, and U.S. Vision expects to report a loss of approximately $0.10 per share for the third quarter as compared to the prior year's third quarter profit of $0.17 per share.

The Company expects to announce its results of operations for the third quarter on November 28, 2001, and has scheduled a conference call to discuss the third quarter results on Wednesday November 28, 2001 at : 4:30 PM (EST). The dial-in number for that call is 212-896-6076. A replay of the conference call will be available from 6:30 PM (EST) on Wednesday, November 28, 2001, through 6:30 PM
(EST) on Friday, November 30, 2001, and the replay dial-in number is 858-812-6440 (access code 20007761).

U.S. Vision, based in Camden County, New Jersey is a leading national retailer of optical products and services primarily through licensed retail optical departments located in regional and national department stores. The company currently operates 618 locations in 47 states in the United States and Canada. U.S. Vision's retail optical departments offer an extensive selection of designer brand and private label

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prescription eyewear, contact lenses, sunglasses and accessories, as well as on-site eye examinations performed by independent optometrists.

This press release contains statements that are forward-looking within the meaning of applicable federal securities laws including but not limited to statements regarding the Company's expectations concerning its financial performance and operations. These statements are based on the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual results to differ materially from those anticipated. Factors that could cause actual results to differ include the factors set forth under the caption "Caution Regarding Forward Looking Statements" in the Company's Annual Report on Form 10-K for fiscal year ended January 31, 2001 and as they may be updated in any subsequent Quarterly Reports on Form 10-Q, all as filed with the Securities and Exchange Commission.
-end-